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                                                                       Exhibit 2
                                                                       ---------


                                                                  Execution Copy

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT is dated as of the 2nd day of August, 2001 by and among Synaptic Pharmaceutical Corporation, a Delaware corporation with its principal office at 215 College Road, Paramus, NJ 07652 (the "Company"), and each of the purchasers named in EXHIBIT A attached hereto (each, a "Purchaser" and, collectively, the "Purchasers").

     WHEREAS, the Company has authorized the issuance of up to 11,056 shares of its Series B Senior Convertible Preferred Stock and up to 29,944 shares of its Series C Senior Convertible Preferred Stock, which shares are, or will be upon issuance, convertible into authorized but unissued shares of common stock, $.01 par value per share, of the Company; and

     WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and the Purchasers, severally, desire to purchase from the Company the number of shares of each such series of convertible preferred stock as is set forth opposite his or its respective name in EXHIBIT A hereto;

     NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

     1.1. "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     1.2. "Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

     1.3. "Disclosure Documents" means the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 2000, the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, the Company's Proxy Statement for its Annual Meeting of Stockholders on May 10, 2001 together in each case with any documents incorporated by reference therein, and any disclosure schedule delivered by the Company to the Purchasers simultaneously with the execution of this Agreement.

     1.4. "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

     1.5. "Initial Closing Date" shall mean August 3, 2001.

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     1.6. "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture.

     1.7. "SEC" shall mean the Securities and Exchange Commission.

     1.8. "Second Closing Date" shall mean the date of the Second Closing.

     1.9. "Securities Act" shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

     1.10. "Shares" shall mean the shares of Series B Senior Convertible Preferred Stock, and, if the Second Closing takes place, the shares of Series C Convertible Preferred Stock issued pursuant to this Agreement.

     1.11. "Warburg" shall refer to Warburg Pincus LLC and its Affiliates.

     2. Authorization, Purchase and Sale of Shares.

     2.1. Authorization of Preferred Stock. The Company has, or on or before the Initial Closing Date will have, authorized and created a series of its preferred stock consisting of 11,056 shares, par value $.01 per share, designated as its "Series B Convertible Preferred Stock" (the "Series B Preferred Stock") and a series of its preferred stock consisting of 29,944 shares, par value $.01 per share, designated as its "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"). The terms, limitations and relative rights and preferences of the Series B Preferred Stock and the Series C Preferred Stock are set forth in a Certificate of Designation, Number, Voting Powers, Preferences and Rights of the Series B Convertible Preferred Stock and the Series C Convertible Preferred Stock of the Company, which will have been filed on or before the Initial Closing Date with the Secretary of State of the State of Delaware and a copy of which is attached hereto as EXHIBIT B (the "Certificate of Designation").

     2.2. Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, the Company shall issue and sell to each Purchaser, and each Purchaser, severally, shall purchase from the Company: (a) at the Initial Closing, the total number of shares of Series B Preferred Stock set forth opposite the name of such Purchaser under the heading "Number of Shares of Series B Preferred to be Purchased" on EXHIBIT A hereto, at a purchase price of $1,000 per share and (b) at the Second Closing, the total number of shares of Series C Preferred Stock set forth opposite the name of such Purchaser under the heading "Number of Shares of Series C Preferred to be Purchased" on EXHIBIT A hereto, at a purchase price of $1,000 per share.

     2.3. Additional Shares. At any time up to and including 5:00 PM Eastern Daylight Time on August 7, 2001 (the "Cut-Off Date"), the Company may agree to sell to one or more purchasers approved by the Board of Directors of the Company and reasonably acceptable to Warburg (the "Additional Purchasers") up to the balance of the authorized shares of Series B Preferred Stock and Series C Preferred Stock (the "Additional Shares") in the same ratio between the two series and at the same prices, as contemplated for the Purchasers initially named in this Agreement. Such Agreement shall be evidenced by the execution by the Additional Purchasers and the Company of counterpart signature pages to this Agreement and a supplement to EXHIBIT

A hereto, and upon such execution, the Additional Purchasers shall be deemed "Purchasers" for all provisions of this Agreement and the "Additional Shares" so sold shall be deemed "Shares" for all provisions of this Agreement, except that the Additional Shares shall be sold only at the Second Closing, following approval of the issuance of the Shares to be issued at such Closing under this Agreement by the stockholders of the Company. If none of, or less than all of, the Additional Shares are agreed to be purchased and sold by the Cut-Off Date, then if the Second Closing occurs, at the Second Closing, the Company shall sell to Warburg, and Warburg shall purchase, such amount of Additional Shares as shall remain authorized and unsold, and the Additional Shares so sold to Warburg shall be deemed "Shares" for all purposes of this Agreement.

2.4. Closings.

     (a) The initial closing (the "Initial Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 on August 3, 2001. At the Initial Closing, the Company shall deliver to each Purchaser a certificate for the number of shares of Series B Preferred Stock being purchased by it at the Initial Closing as set forth on EXHIBIT A hereto, registered in the name of such Purchaser, against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A hereto, under the caption "Purchase Price" by wire transfer to the Company of immediately available funds.

     (b) The second closing (the "Second Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 on the day of the stockholders' meeting of the Company approving the issuance of the Shares to be issued at the Second Closing. At the Second Closing, the Company shall deliver to each Purchaser a certificate for the number of Shares being purchased by it at the Second Closing as set forth on EXHIBIT A hereto (as modified by operation of the provisions of Section 2.3 hereof), against payment to the Company of the purchase price therefor set forth opposite the name of such Purchaser on EXHIBIT A hereto, under the caption "Purchase Price" by wire transfer to the Company of immediately available funds. The Initial Closing and the Second Closing are collectively referred to as the "Closings".

     If the Initial Closing does not occur on or before August 6, 2001, this Agreement shall automatically terminate and be of no further force and effect; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination. The obligations of the parties to effect the transactions to be effected at the Second Closing shall terminate if the Second Closing does not occur on or before December 31, 2001; provided, however, that such termination shall not release any party from liability for any breach of this Agreement by such party that occurs prior to such termination.

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     3. Representations and Warranties of the Company. Except as set forth in the Disclosure Documents, the Company hereby represents and warrants to each of the Purchasers as follows:

     3.1. Incorporation. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where the failure to so qualify would not have a material adverse effect upon the Company. The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company has no subsidiaries.

     3.2. Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock, par value $.01 per share. As of the date of this Agreement, there are no shares of Preferred Stock issued and outstanding. The number of outstanding shares of Common Stock as of August 1, 2001 was 10,942,222 and the total number of shares of Common Stock issuable pursuant to stock options outstanding at August 1, 2001 was 1,544,593. Except for the issuance of shares of Common Stock pursuant to the exercise of outstanding options granted pursuant to the Company's option plans, including any such options granted after August 1, 2001, the Company has not issued any capital stock since August 1, 2001 except as described in or contemplated by the Disclosure Documents or this Agreement. Except as set forth in or contemplated by the Disclosure Documents or this Agreement, and except for the issuance of options to purchase shares of the Company's Common Stock pursuant to the Company's option plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements, arrangements or commitments of any character obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of the capital stock of the Company or other equity interests in the Company or any securities convertible into or exchangeable for such shares of capital stock or other equity interests, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests.

     (b) Prior to the Initial Closing Date, the Company will have filed the Certificate of Designation with the Secretary of State of the State of Delaware designating 11,056 shares of its preferred stock as Series B Preferred Stock and 29,944 shares of its preferred stock as Series C Preferred Stock and, after such filing, the Company's authorized preferred stock will include such Series B Preferred Stock and the Series C Preferred Stock.

     3.3. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Series B Preferred Stock and the Series C Preferred Stock and the filing of the Certificate of Designation, the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. When executed and delivered by the Company, this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, and except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. The Company has all requisite corporate power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement. The Board of Directors of the Company has taken all action necessary to (a) render inapplicable, as it relates to Warburg, the provisions of Section 203 of the General Corporation Law of Delaware, and (b) waive the provisions of the Rights Agreement, dated December 11, 1995, between the Company and Chase Mellon Shareholder Services as Rights Agent (the "Rights Agreement"), as follows: (i) effective as of the Initial Closing Date, so as to allow Warburg to beneficially own, without causing Warburg to be an Acquiring Person (as defined in the Rights Agreement), up to 17% of the Company's Common Stock calculated by dividing (x) the number of shares of Common Stock then beneficially owned by Warburg (assuming full conversion of the Series B Preferred Stock) by (y) the total number of shares of Common Stock outstanding as of such date (calculated in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act (the "SEC Calculation Method")) and (ii) effective as of the Second Closing Date, so as to allow Warburg to beneficially own, without causing Warburg to be an Acquiring Person (as defined in the Rights Agreement), up to 41% of the Company's Common Stock calculated by dividing (x) the number of shares of Common Stock then beneficially owned by Warburg (assuming full conversion of the Shares) by (y) the total number of shares of Common Stock outstanding as of such date (calculated in accordance with the SEC Calculation Method). At or prior to the Initial Closing, the Company will have reserved for issuance the shares of Common Stock initially issuable upon conversion of the Series B Preferred Stock and initially issuable upon conversion of the Series C Preferred Stock.

     3.4. Valid Issuance of the Shares. The Shares being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof, be duly authorized and validly issued, fully paid and non-assessable shares of Series B Preferred Stock and Series C Preferred Stock, respectively, free of preemptive or similar rights. Upon their issuance in accordance with the terms of the Series B Preferred Stock and the Series C Preferred Stock, the shares of Common Stock issued upon conversion of the Shares will be duly authorized, validly issued, fully paid and non-assessable shares of Common Stock, free of all preemptive or similar rights.

     3.5. Financial Statements. The financial statements of the Company included in the Disclosure Documents present fairly, in all material respects, the consolidated financial condition of the Company, results of operations and cash flows as of the dates and for the periods indicated. Such financial statements are fairly presented, in all material respects, in accordance with generally accepted accounting principles (except in the case of quarterly financial statements for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments which, individually, and in the aggregate, will not be material). Since March 31, 2001, the Company has not incurred any material liabilities or obligations, direct or contingent, other than in the ordinary course of business, and there has been no material adverse change (actual or, to the Company's knowledge, threatened) in the assets, liabilities (contingent or other), affairs, operations or condition (financial or other) of the Company, other than the continued incurrence of losses in the ordinary course of business.

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     3.6. Absence of Litigation. Except as set forth in the Disclosure
Documents, there is no action, suit or proceeding or, to the Company's knowledge, any investigation, pending, or to the Company's knowledge, threatened by or before any governmental body against the Company in which an unfavorable outcome, ruling or finding in any said matter, or for all such matters taken as a whole, would reasonably be expected to have a material adverse effect on the Company. The foregoing includes, without limitation, any such action, suit, proceeding or investigation that questions this Agreement or the right of the Company to execute, deliver and perform under same.

     3.7. Intellectual Property. Except as set forth in the Disclosure Documents
(i) the Company owns or possesses sufficient rights to use all material patents, patent rights, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, "Intellectual Property") described or referred to in the Disclosure Documents as owned or possessed by it or that are necessary for the conduct of its business as now conducted or as proposed to be conducted as described in the Disclosure Documents except where the failure to currently own or possess would not have a material adverse effect on the condition (financial or otherwise), earnings, operations or business of the Company, and (ii) the Company, to its knowledge, is not infringing, nor has received any notice of any asserted infringement by the Company of, any rights of a third party with respect to any Intellectual Property that, individually or in the aggregate, would have a material adverse effect on the financial condition or business of the Company.

     3.8. Disclosure Documents. The information contained or incorporated by reference in the Disclosure Documents was true and correct in all material respects as of the respective dates of the filing thereof with the SEC; and, as of such respective dates, the Disclosure Documents did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated or superseded by any report subsequently filed by the Company with the SEC.

     3.9. Consents. All consents, approvals, orders and authorizations required on the part of the Company in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein and therein, other than the (i) the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and (ii) the approval by the stockholders of the Company, of the issuance of the Shares to be issued at the Second Closing pursuant to the terms of this Agreement, have been obtained and will be effective as of the Initial Closing Date, other than such filings required to be made after each Closing under applicable federal and state securities laws.

     3.10. No Conflict. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the Certificate of Incorporation or By-laws of the Company or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its properties or assets, except, in the case of clause (ii), as would not individually or in the aggregate have a material adverse effect on the business or financial condition of the Company.

     3.11. Brokers or Finders. Other than with respect to Bear Stearns & Co., Inc., the fees of which will be borne by the Company, the Company has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.12. Nasdaq National Market. The Company's Common Stock is registered pursuant to Section 12(g) of the Exchange Act and is listed on the Nasdaq National Market, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or de-listing the Common Stock from the Nasdaq National Market, nor has the Company received any notification that the SEC or the National Association of Securities Dealers, Inc. is contemplating terminating such registration or listing.

     3.13. No Manipulation of Stock. The Company has not taken and will not take, in violation of applicable law, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the transactions contemplated hereby or the sale or resale of the shares of Common Stock.

     3.14. Company not an "Investment Company". The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Company is not, and immediately after receipt of payment for the Shares will not be, an "investment company" or an entity "controlled" by an "investment company" within the meaning of the Investment Company Act and shall conduct its business in a manner so that it will not become subject to the Investment Company Act.

     4. Representations and Warranties of Each Purchaser. Each Purchaser, severally for itself and not jointly with the other Purchasers, represents and warrants to the Company as follows:

     4.1. Organization. Each Purchaser, if it is a legal entity, is duly and validly existing under the jurisdiction of its organization.

     4.2. Authorization. All action on the part of such Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein has been taken. This Agreement constitutes the legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally and by general equitable principles. Such Purchaser has all requisite power to enter into this Agreement and to carry out and perform its obligations under the terms of this Agreement.

     4.3. Purchase Entirely for Own Account, Etc. Such Purchaser is acquiring the Shares for its own account, and not with a view to, or for sale in connection with, any distribution of the Shares in violation of the Securities Act. Except as contemplated by this

Agreement, such Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Shares. Such Purchaser, if it is a legal entity, has not been organized, reorganized or recapitalized specifically for the purpose of investing in the Shares or any shares of Common Stock issuable upon conversion of the Shares.

     4.4. Investor Status; Etc. Such Purchaser certifies and represents to the Company that at the time such Purchaser acquires any of the Shares, such Purchaser will be an "accredited investor" as defined in Rule 501 of Regulation D promulgated under the Securities Act. Such Purchaser's financial condition is such that it is able to bear the risk of holding the Shares for an indefinite period of time and the risk of loss of its entire investment. Such Purchaser has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company's stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

     4.5. Shares Not Registered. Such Purchaser understands that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Shares (and any shares of Common Stock issuable upon conversion of the Shares) must continue to be held by such Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Such Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

     4.6. No Conflict. The execution and delivery of this Agreement by such Purchaser and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default by such Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of the organizational documents of such Purchaser or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to such Purchaser or its respective properties or assets.

     4.7. Brokers. Such Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

     4.8. Consents. All consents, approvals, orders and authorizations required on the part of such Purchaser in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained and will be effective as of the Closing Date.

     5. Covenants.

     5.1. Board Nominees.

     (a) The Company will use its best efforts to cause the Board of Directors to nominate and recommend the election by the Company's stockholders and use its best efforts to effect the election as directors of (a) two (2) individuals designated by Warburg, for so long as Warburg owns beneficially (within the meaning of Rule 13d-3 under the Exchange Act) at least 75% of the shares of Common Stock issued to Warburg pursuant to this Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the Shares) and (b) one (1) individual designated by Warburg, for so long as Warburg owns beneficially (within the meaning of such Rule 13d-3) at least 25% of the shares of Common Stock issued to Warburg pursuant to this Agreement (including as owned and outstanding for this purpose shares of Common Stock issuable upon conversion of the Shares). Any director elected by the holders of the Series B Preferred Stock shall be deemed to be a director satisfying the requirements of this Section 5.1. Any vacancy created by the death, disability, retirement or removal of such individual shall be filled by an individual similarly designated by Warburg and acceptable to the Company's Board of Directors acting in good faith.

     (b) Warburg hereby designates Messrs. Jonathan Leff and Stewart Hen as the initial directors to be elected by the holders of the Series B Preferred Stock to commence their term immediately upon the Initial Closing.

     (c) Prior to the Initial Closing, the Bylaws of the Company shall have been amended to provide for a Board of Directors consisting of nine members. Promptly following the Initial Closing, Warburg and the Company shall agree upon and designate a mutually acceptable candidate for election as such additional member of the Board of Directors, whereupon the Company shall use its best efforts to cause its Board of Directors to fill the vacancy on the Board created by its expansion to nine members with the individual so designated, and thereafter to use its best efforts to cause its Board of Directors to nominate and recommend to the stockholders of the Company the election of such individual (or such other individual as the Company and Warburg shall thereafter agree from time to time) for so long as Warburg shall continue to be represented on the Board of Directors by at least one member of the Board.

     5.2. Covenant Pending Each Closing. Between the date of this Agreement and the date of each Closing, the Company will promptly advise each Purchaser of any action or event of which it becomes aware which has the effect of making incorrect, in any material respect, any of the Company's representations or warranties or which has the effect of rendering any of the Company's covenants incapable of performance.

     5.3. Best Efforts. The Company shall use its best efforts to (a) prepare and file with the SEC, promptly after the date hereof, preliminary proxy materials with respect to a meeting of the stockholders for the purpose of approving the issuance of Shares to be issued at the Second Closing as contemplated by this Agreement. Promptly after comments are received from the SEC with respect to the preliminary proxy materials and after the furnishing by the Company of all information required to be contained therein, the Company shall file with the

SEC the definitive proxy statement and (b) acting through its Board of Directors, (i) call a special meeting of the holders of the Company's Common Stock for the purpose of voting upon the approval of the issuance of Shares to be issued at the Second Closing as contemplated by this Agreement and (ii) include in the proxy statement the recommendation of its Board of Directors that holders of the Company's Common Stock approve such issuance as contemplated by this Agreement.

     5.4. Subscription Right.

     (a) If at any time after the date hereof and prior to the fifth anniversary of the date hereof, or, if earlier, the date on which there shall no longer remain outstanding at least 25% of the Shares (or if the Second Closing does not take place, the shares of Series B Preferred Stock issued at the Initial Closing), the Company proposes to issue equity securities of any kind (the term "equity securities" shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company, other than (i) shares of Common Stock issuable upon conversion of the Series B Preferred Stock or the Series C Preferred Stock, (ii) to the public in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act with anticipated gross proceeds to the Company of at least $20 million, or (iii) issued in connection with bona fide acquisitions, mergers, joint ventures or similar transactions, the terms of which are approved by the Company's Board of Directors, or (iv) pursuant to any stock option, stock purchase or similar plan or arrangement for the benefit of the employees of the Company or its subsidiaries, adopted by the Board of Directors, then, as to each Purchaser, the Company shall:

     (i) give written notice to such Purchaser (no less than ten (10) days prior to the closing of such issuance) setting forth in reasonable detail (A) the designation and all of the terms and provisions of the securities proposed to be issued (the "Proposed Securities"), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (B) the price and other terms of the proposed sale of such securities; (C) the amount of such securities proposed to be issued; and (D) such other information as such Purchaser may reasonably request in order to evaluate the proposed issuance; and

     (ii) offer to issue and sell to such Purchaser, on such terms as the Proposed Securities are issued, upon full payment by such Purchaser, a portion of the Proposed Securities equal to a percentage determined by dividing (A) the number of shares of Common Stock issued or issuable upon conversion of the Shares then held by such Purchaser, assuming conversion in full of the Shares, by (B) the total number of shares of Common Stock then outstanding, including for purposes of this calculation all shares of Common Stock issuable upon conversion or exercise in full of any convertible or exercisable securities (other than employee stock options) then outstanding (including shares of Common Stock issuable upon conversion of convertible securities or issuable upon exercise of outstanding warrants).

     (b) Each Purchaser must exercise its purchase rights hereunder within ten
(10) days after receipt of such notice from the Company. To the extent that the Company offers two or more securities in units, each Purchaser must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit. The closing of the exercise of such subscription right shall take place simultaneously with the closing of the sale of the Proposed Securities giving rise to such subscription right.

     (c) Upon the expiration of the 10-day offering period described above, the Company will be free to sell such Proposed Securities that the Purchasers have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Purchasers pursuant to this
Section 5.4.

     (d) The election by any Purchaser not to exercise its subscription rights under this Section 5.4 in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving each Purchaser the rights described in this Section 5.4 shall be void and of no force and effect.

     5.5. "Market Stand-off" Agreement. Each Purchaser agrees, severally and not jointly, if requested by the Company and the managing underwriter of equity securities of the Company, not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any such shares (such shares of Common Stock and other securities collectively, the "Securities"), enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, during the period commencing with the filing of a registration statement containing a preliminary prospectus identifying such managing underwriter and extending for a period not to exceed 180 days following the closing of such underwritten offering, or in the case of a Rule 144A transaction commencing upon the circulation to qualified institutional buyers of a preliminary offering memorandum and extending for a period not to exceed 180 days following the consummation of the offering contemplated by such offering memorandum, in each case without the prior written consent of such managing underwriter, provided that all officers and directors of the Company and each beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of five percent (5%) or more of the Company's then outstanding Common Stock enter into similar agreements.

     6. Conditions Precedent.

     6.1. Conditions to the Obligation of the Purchasers to Consummate each Closing. The several obligations of each Purchaser to consummate the transactions to be consummated at a Closing and to purchase and pay for the Shares being purchased by it at such Closing pursuant to this Agreement are subject to the satisfaction of the following conditions precedent:

     (a) The representations and warranties contained herein of the Company shall be true and correct on and as of the respective Closing Date with the same force and effect as though made on and as of the respective Closing Date (it being understood and agreed by each Purchaser that, in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.1 (a) or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date in order to satisfy as to such representation and warranty the condition precedent set forth in the foregoing provisions of this Section 6.1(a)).

     (b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the respective Closing Date.

     (c) Each Purchaser shall have received a certificate, dated the respective Closing Date, signed by each of the President and the Chief Financial Officer of the Company, certifying on behalf of the Company, that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

     (d) The purchase of and payment for the Shares by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

     (e) Each Purchaser shall have received from the Company's counsel, Baker Botts L.L.P., an opinion substantially in the form of EXHIBIT C hereto applicable to such Closing.

     (f) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.

     6.2. Conditions to the Obligation of the Company to Consummate each Closing. The obligation of the Company to consummate the transactions to be consummated at a Closing and to issue and sell to each Purchaser the Shares to be purchased by it at the respective Closing pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

     (a) The representations and warranties contained herein of such Purchaser shall be true and correct on and as of the respective Closing Date with the same force and effect as though made on and as of such Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of such Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects in order to satisfy as to such representation or warranty the condition precedent set forth in the foregoing provisions of this Section 6.2(a)).

     (b) Such Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by such Purchaser on or prior to the respective Closing Date.

     (c) The sale of the Shares by the Company shall not be prohibited or enjoined by any law or governmental or court order or regulation.

     (d) The Certificate of Designation shall have been filed by the Company with the Secretary of State of the State of Delaware.

     Each Purchaser's obligations under this Section 6.2 shall be several and independent from the obligations of each other Purchaser; and the failure by any Purchaser to fulfill or comply with any of the conditions set forth in this
Section 6.2. shall not affect the obligations of the Company to any other Purchaser to consummate the transactions contemplated by this Agreement.

     6.3. Conditions to the Obligation of Each Purchaser and the Company to Consummate the Second Closing. The obligations of each Purchaser and the Company to consummate the transactions to be consummated at the Second Closing shall be subject to the additional condition precedent that the Company's stockholders shall have approved the issuance of the Shares to be sold at the Second Closing pursuant to the terms of this Agreement.

     7. Registration of the Shares; Compliance with the Securities Act.

     7.1. Securities Law Transfer Restrictions. No Purchaser shall sell, assign, pledge, transfer or otherwise dispose or encumber any of the Shares being purchased by it hereunder or any shares of Common Stock issuable upon conversion of the Shares, except (i) pursuant to an effective registration statement under the Securities Act or (ii) pursuant to an available exemption from registration under the Securities Act and applicable state securities laws and, if requested by the Company, upon delivery by such Purchaser of an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer is exempt from registration under the Securities Act and applicable state securities laws. Any transfer or purported transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1 shall be voidable by the Company. The Company shall not register any transfer of the Shares or underlying shares of Common Stock in violation of this Section 7.1. The Company may, and may instruct any transfer agent for the Company, to place such stop transfer orders as may be required on the transfer books of the Company in order to ensure compliance with the provisions of this Section 7.1.

     7.2. Legends. Each certificate representing any of the Shares, and each certificate representing any shares of Common Stock issuable upon conversion of the Shares, shall be endorsed with the legends set forth below, and each Purchaser covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in this Agreement and the legends endorsed on such certificate:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID

ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT."

     7.3. Registration Procedures and Other Matters. The Company shall:

     (a) subject to receipt of necessary information from each Purchaser for inclusion in such filing, prepare and file with the SEC, within 10 days after the Second Closing Date, or, in case the Company's stockholders do not approve sale of Shares at the Second Closing, 10 days following the stockholder meeting at which such action was taken), or, if no such meeting is held prior to December 31, 2001, within 10 days after such date, a registration statement (the "Registration Statement") to enable the resale of the Common Stock issued or issuable upon conversion of the Shares (the "Registrable Securities") by each Purchaser, or the Holders (defined in Section 7.4 below), from time to time, in compliance with the Securities Act;

     (b) use its reasonable best efforts to cause the Registration Statement to become effective within 60 days after the Registration Statement is filed by the Company such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC in such 60-day period any financial statements that are required to be filed prior to the effectiveness of such Registration Statement;

     (c) use its reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement current, effective and free from any material misstatement or omission to state a material fact for a period not exceeding, with respect to each Holder's Registrable Securities, the earlier of (i) the second anniversary of the date of the effectiveness of the Registration Statement, (ii) the date on which each Holder may sell all Registrable Securities then held by such Holder without restriction by the volume limitations of Rule 144(e) of the Securities Act, or
(iii) such time as all Registrable Securities purchased by such Holder have been sold pursuant to a registration statement or are otherwise freely tradeable;

     (d) furnish to each Holder with respect to the Registrable Securities registered under the Registration Statement such number of copies of the Registration Statement, Prospectuses and Preliminary Prospectuses in conformity with the requirements of the Securities Act and such other documents as such Holder may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Registrable Securities by such Holder; provided, however, that the obligation of the Company to deliver copies of Prospectuses or Preliminary Prospectuses to such Holder shall be subject to the receipt by the Company of reasonable assurances from such Holder that such Holder will comply with the applicable provisions of the Securities Act and of such other securities or blue sky laws as may be applicable in connection with any use of such Prospectuses or Preliminary Prospectuses;

     (e) file documents required of the Company for normal blue sky clearance in states specified in writing by each Holder and use its reasonable best efforts to maintain such blue sky qualifications during the period the Company is required to maintain the effectiveness of the Registration Statement pursuant to
Section 7.3(c); provided, however, that the Company shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented;

     (f) bear all expenses in connection with the procedures in paragraph (a) through (f) of this Section 7.3 and the registration of the Registrable Securities pursuant to the Registration Statement (provided that the Holders shall bear the cost of all underwriting discounts and selling commissions and similar fees applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for any Holder and all transfer taxes); and

     (g) advise each Holder, promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of the Registration Statement or of the initiation or threat of any proceeding for that purpose; and it will promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

     Notwithstanding anything to the contrary herein, the Registration Statement shall cover only the Registrable Securities. In no event at any time before the Registration Statement becomes effective with respect to the Registrable Securities shall the Company publicly announce or file any other registration statement, other than registration statements on Form S-8, without the prior written consent of a majority in interest of the Holders.

     The Company understands that the Holders disclaim being underwriters, but any Holder being deemed an underwriter by the SEC shall not relieve the Company of any obligations it has hereunder; provided, however that if the Company receives notification from the SEC that any Holder is deemed an underwriter, then the period by which the Company is obligated to submit an acceleration request to the SEC shall be extended to the earlier of (i) the 90th day after such SEC notification, or (ii) 120 days after the initial filing of the Registration Statement with the SEC.

     7.4. Transfer of Registrable Securities; Suspension.

     (a) Each Purchaser agrees that in case of any disposition of its shares of Series B Preferred Stock or Series C Preferred Stock to a third party who agrees to be bound, by the provisions of this Section 7 and makes the representations to the Company contained in Section 4 hereof (in each case the "Transferee", and together with the Purchasers, the "Holders"), such Purchaser will promptly notify the Company of any changes in the information set forth in the Registration Statement regarding the Holders or their plans of distribution. The Company agrees, in case of such sale or transfer (to the extent made in accordance with Section 7.1), to promptly file one or more post-effective amendments to the Registration Statement or a supplement to the related Prospectus, naming each Transferee as a Selling Shareholder in accordance with the provisions of the Securities Act.

     (b) Except in the event that paragraph (c) below applies, the Company shall
(i) prepare and file from time to time with the SEC a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that such Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and so that, as thereafter delivered to the purchasers of Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) provide each Holder copies of any documents filed pursuant to Section 7.4(b)(i); and (iii) inform each Holder that the Company has complied with its obligations in Section 7.4(b)(i) (or that, if the Company has filed a post-effective amendment to the Registration Statement which has not yet been declared effective, the Company will notify each Holder to that effect, will use its reasonable best efforts to secure the effectiveness of such post-effective amendment as promptly as possible and will promptly notify each Holder pursuant to Section 7.4(b)(i) hereof when the amendment has become effective).

     (c) Subject to paragraph (d) below, in the event (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to a Registration Statement or related Prospectus or for additional information; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (iv) of any event or circumstance which, upon the advice of its counsel, necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) the Company determines in good faith that offers and sales pursuant to the Registration Statement should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a Registration Statement or related Prospectus is premature, would have an adverse effect on the Company or is otherwise inadvisable, then the Company shall deliver a certificate in writing to each Holder (the "Suspension Notice") to the effect of the foregoing and, upon receipt of such Suspension Notice, such Holder will refrain from selling any Registrable Securities pursuant to the Registration Statement (a "Suspension") until such Holder's receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until it is advised in writing by the Company that the current Prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such Prospectus. In the event of any Suspension, the Company will use its reasonable best efforts to cause the use of the Prospectus so suspended to be resumed as soon as reasonably practicable after the delivery of a Suspension Notice to each Holder. In addition to and without limiting any other remedies (including, without limitation, at law or at equity) available to such Holder, such Holder shall be entitled to specific performance in the event that the Company fails to comply with the provisions of this Section 7.4(c).

     (d) Notwithstanding the foregoing paragraphs of this Section 7.4, no Holder shall be prohibited from selling Registrable Securities under the Registration Statement as a result of Suspensions on more than two occasions of not more than 45 days each in any twelve month period, unless, in the good faith judgment of the Company's Board of Directors, upon the written opinion of counsel, the sale of Registrable Securities under the Registration Statement in reliance on this paragraph 7.4(d) would be reasonably likely to cause a violation of the Securities Act or the Exchange Act and result in liability to the Company.

     (e) Provided that a Suspension is not then in effect, each Holder may sell Registrable Securities under the Registration Statement, provided that it arranges for delivery of a current Prospectus to the transferee of such Registrable Securities. Upon receipt of a request therefor, the Company will provide an adequate number of current Prospectuses to such Holder and to supply copies to any other parties requiring such Prospectuses. Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement that constitutes a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

     (f) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such registration statement and
(ii) the requirement of delivering a current prospectus has been satisfied.

     (g) In the event of a sale of Registrable Securities by any Holder pursuant to the Registration Statement, such Holder shall deliver to the Company's transfer agent an appropriate notification of the sale, so that the shares of Common Stock may be properly transferred.

     7.5. Company Registration.

     (a) If the Company shall determine to register any of its equity securities either for its own account or for the account of other stockholders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Commission Rule 145 transaction, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

     (i) promptly give to each of the Holders a written notice thereof (which shall include a list of the jurisdictions in which the Company intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and

     (ii) if so requested by the Holders of at least 51% or more of the Registrable Securities, include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Holders within fifteen (15) days after receipt of the written notice from the Company described in clause (i) above, except as set forth in Section

7.5(b) below. Such written request may specify all or a part of the Holders' Registrable Securities. In the event any Holder requests inclusion in a registration pursuant to this Section 7.5 in connection with a distribution of Registrable Securities to its partners, the registration shall provide for the resale by such partners, if requested by such Holder.

     (b) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Holders as a part of the written notice given pursuant to
Section 7.5(a)(i). In such event, the right of each of the Holders to registration pursuant to this Section 7.5 shall be conditioned upon such Holders' participation in such underwriting and the inclusion of such Holders' Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the other stockholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 7.5, if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may limit the number of Registrable Securities to be included in the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated in the following manner: The securities of the Company held by officers, directors and other stockholders of the Company (other than Registrable Securities and other than securities held by holders who by contractual right demanded such registration ("Demanding Holders")) shall be excluded from such registration and underwriting to the extent required by such limitation, and, if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting by each of the Holders and Demanding Holders shall be reduced, on a pro rata basis (based on the number of shares held by such Holder), by such minimum number of shares as is necessary to comply with such limitation. If any of the Holders or any officer, director or other stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

     7.6. Indemnification.

     (a) For the purpose of this Section 7.6:

     (i) the term "Selling Stockholder" shall include each Holder and any Affiliate of such Holder;

     (ii) the term "Registration Statement" shall include the Prospectus in the form first filed with the SEC pursuant to Rule 424(b) of the Securities Act or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 7.1; and

     (iii) the term "untrue statement" shall include any untrue statement or alleged untrue statement, or any omission or alleged omission to state in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The Company agrees to indemnify and hold harmless each Selling Stockholder and its officers, directors or partners and each underwriter of Registrable Securities, if any, and each person who controls any such underwriter from and against any losses, claims, damages or liabilities to which such Person may become subject (under the Securities Act or otherwise) and each person who controls any such underwriter, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) any untrue statement of a material fact contained in the Registration Statement as amended at the time of effectiveness or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any failure by the Company to fulfill any undertaking included in the Registration Statement as amended at the time of effectiveness, and the Company will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim, or preparing to defend any such action, proceeding or claim, provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement or the failure of such Selling Stockholder to comply with its covenants and agreements contained in Section 7.4 hereof respecting sale of the Registrable Securities or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Selling Stockholder prior to the pertinent sale or sales by the Selling Stockholder. The Company shall reimburse each Selling Stockholder for the amounts provided for herein on demand as such expenses are incurred.

     (c) Each Selling Stockholder, severally, agrees to indemnify and hold harmless the Company (and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, each officer of the Company who signs the Registration Statement and each director of the Company) from and against any losses, claims, damages or liabilities to which the Company (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, (i) any failure to comply with the covenants and agreements contained in Section 7.4 hereof respecting the sale of the Registrable Securities, or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished by or on behalf of any Selling Stockholder specifically for use in preparation of the Registration Statement, and each Selling Stockholder, severally, will reimburse the Company (or such officer, director or controlling person), as the case may be, for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided that obligation of each Selling Stockholder to indemnify the Company shall be limited to the net amount received by such Selling Stockholder from the sale of its Registrable Securities, except in the event of fraud by such Selling Stockholder.

     (d) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 7.6, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying person will not relieve it from any liability which it may have to any indemnified person under this Section 7.6 (except to the extent that such omission materially and adversely affects the indemnifying person's ability to defend such action) or from any liability otherwise than under this Section 7.6. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified person promptly after receiving the aforesaid notice from such indemnified person, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect of any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement; provided that such consent shall not be unreasonably withheld. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

     (e) If the indemnification provided for in this Section 7.6 is unavailable to or insufficient to hold harmless an indemnified person under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying person shall contribute to the amount paid or payable by such indemnified person as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and any Purchaser, as well as any other Selling Shareholders under such registration statement on the other in connection with the statements or omissions or other matters which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, in the case of an untrue statement, whether the untrue statement relates to information supplied by the Company on the one hand or any Purchaser or other Selling

Shareholder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement. The Company and each Purchaser agree that it would not be just and equitable if contribution pursuant to this subsection (e) were determined by pro rata allocation (even if the Purchasers and other Selling Shareholders were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to above in this subsection (e). The amount paid or payable by an indemnified person as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (e), no Selling Stockholder shall be required to contribute any amount in excess of the amount by which the net amount received by such Selling Stockholder from the sale of the Registrable Securities to which such loss relates exceeds the amount of any damages which such Selling Stockholder has otherwise been required to pay by reason of such untrue statement (except in the event of fraud by such Selling Stockholder). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Stockholder's obligations in this subsection to contribute shall be in proportion to the respective sale of Registrable Securities of such Selling Stockholder to which such loss relates and shall not be joint with any other Selling Shareholders.

     (f) The parties to this Agreement hereby acknowledge that they are sophisticated business persons who were represented by counsel during the negotiations regarding the provisions hereof including, without limitation, the provisions of this Section 7.6, and are fully informed regarding said provisions. They further acknowledge that the provisions of this Section 7.6 fairly allocate the risks in light of the ability of the parties to investigate the Company and its business in order to assure that adequate disclosure is made in the Registration Statement as required by the Securities Act and the Exchange Act. The parties are advised that federal or state public policy as interpreted by the courts in certain jurisdictions may be contrary to certain of the provisions of this Section 7.6, and the parties hereto hereby expressly waive and relinquish any right or ability to assert such public policy as a defense to a claim under this Section 7.6 and further agree not to attempt to assert any such defense.

     7.7. Termination of Conditions and Obligations. The conditions precedent imposed by this Section 7 upon the transferability of the Registrable Securities shall cease and terminate as to any particular number of the Registrable Securities when such Registrable Securities shall have been effectively registered under the Securities Act and sold or otherwise disposed of in accordance with the intended method of disposition set forth in the Registration Statement covering such Registrable Securities or at such time as an opinion of counsel reasonably satisfactory to the Company shall have been rendered to the effect that such conditions are not necessary in order to comply with the Securities Act.

     7.8. Information Available. So long as the Registration Statement is effective covering the resale of Registrable Securities owned by the each Holder, the Company will furnish to each Holder, upon the reasonable request of such Holder, an adequate number of copies of the Prospectuses to supply to any other party requiring such Prospectuses; and upon the reasonable request of any Purchaser, the President or the Chief Financial Officer of the Company

(or an appropriate designee thereof) will meet with such Purchaser or a representative thereof at the Company's headquarters to discuss all information relevant for disclosure in the Registration Statement covering the Registrable Securities and will otherwise cooperate with any Holder's conducting an investigation for the purpose of reducing or eliminating such Holder exposure to liability under the Securities Act, including the reasonable production of information at the Company's headquarters; provided, that the Company shall not be required to disclose any confidential information to any holder or meet at its headquarters with any Purchaser until and unless such Holder or Purchaser shall have entered into a confidentiality agreement in form and substance reasonably satisfactory to the Company with the Company with respect thereto.

     7.9. Delay of Registration. The Holders shall have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to this
Section 7 as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

     8. Miscellaneous Provisions.

     8.1. Public Statements or Releases. No Purchaser shall make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, provided that nothing in this Section 8.1 shall prevent any of the parties hereto from making such public announcements as it may consider necessary in order to satisfy its legal obligations, but to the extent not inconsistent with such obligations, it shall provide the other parties with an opportunity to review and comment on any proposed public announcement before it is made.

     8.2. Further Assurances. Each party agrees to cooperate fully with the other party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by the other party to better evidence and reflect the transactions described herein and contemplated hereby, and to carry into effect the intents and purposes of this Agreement.

     8.3. Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered to be cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

     8.4. Pronouns. All pronouns or any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

     8.5. Notices.

     (a) Any notices, reports or other correspondence (hereinafter collectively referred to as "correspondence") required or permitted to be given hereunder shall be sent by postage prepaid first class mail, courier or fax or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. The date of giving any notice shall be the date of its actual receipt.

     (b) All correspondence to the Company shall be addressed as follows:

         Synaptic Pharmaceutical Corporation
         215 College Road
         Paramus, NJ 07652
         Attention:  President and Chief Executive Officer

         Facsilimile:

     (c) All correspondence to any Purchaser shall be sent to such Purchaser at the address set forth in EXHIBIT A.

     (d) Any Person may change the address to which correspondence to it is to be addressed by notification as provided for herein.

     8.6. Captions. The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

     8.7. Severability. Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

     8.8. Governing Law; Injunctive Relief.

     (a) This Agreement shall be governed by and construed in accordance with the internal and substantive laws of Delaware and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

     (b) Each of the parties hereto acknowledges and agrees that damages will not be an adequate remedy for any material breach or violation of this Agreement if such material breach or violation would cause immediate and irreparable harm (an "Irreparable Breach"). Accordingly, in the event of a threatened or ongoing Irreparable Breach, each party hereto shall be entitled to seek, in any state or federal court in Delaware, equitable relief of a kind appropriate in light of the nature of the ongoing or threatened Irreparable Breach, which relief may include, without limitation, specific performance or injunctive relief; provided, however, that if the party bringing such action is unsuccessful in obtaining the relief sought, the moving party shall pay the non-moving party's reasonable costs, including attorney's fees, incurred in connection with defending such action. Such remedies shall not be the parties' exclusive remedies, but shall be in addition to all other remedies provided in this Agreement.

     8.9. Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

     8.10. Expenses. The Company shall pay the reasonable fees and expenses of Warburg incurred in connection with its due diligence related to its investment in the Shares and in connection with the negotiation, preparation, execution and delivery of this Agreement and the other instruments and agreements entered into pursuant to this Agreement, and any amendments to the same, up to an aggregate amount of $250,000, said payment to be made no later than 30 days after a bill for such fees and expenses has been sent by Warburg to the Company.

     8.11. Assignment. The rights and obligations of the parties hereto shall inure to the benefit of and shall be binding upon the authorized successors and permitted assigns of each party. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of the other party, provided, that Warburg shall have the right to assign and transfer all or a portion of its rights and obligations under this Agreement to one or more of its Affiliates. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing and agreeing to an assumption agreement reasonably acceptable to the Company.

     8.12. Survival. The respective representations and warranties given by the parties hereto shall survive the Closings and the consummation of the transactions contemplated herein for a period of one year, without regard to any investigation made by any party. The other covenants and agreements contained herein shall survive for the period specified therein, or if not specified, for a period of two years.

     8.13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one instrument

     8.14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, waiver or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and Purchasers beneficially holding in the aggregate at least a majority, on an as converted to Common Stock-basis, of the Shares issued pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                        SYNAPTIC PHARAMACEUTICAL CORPORATION


                                        By: /s/ Kathleen Mullinix
                                            ------------------------------
                                        Name:  Kathleen Mullinix
                                        Title: Chairman, President and CEO


WARBURG PINCUS LLC

By: WARBURG, PINCUS & CO.,
General Partner

By: /s/ Jonathan Leff
    ------------------------------
Name:  Jonathan Leff
Title: Partner


DR. DAVID HIRSH

/s/ Dr.  David Hirsh
------------------------------
                                 - - - - - - - -

                         Additional Purchasers (if any)

                                                      EXHIBIT A

                                                     PURCHASERS
                                    No. of Shares of     No. of Shares of
                                        Series B             Series C         Purchase Price        Purchase Price
                Purchaser            Preferred Stock     Preferred Stock        Payable at        Payable at Second
             Name and Address        to be Purchased     to be Purchased      Initial Closing          Closing
Warburg Pincus LLC                        9,398               25,452            $9,398,000           $25,452,000
466 Lexington Avenue
New York, NY 10017
Attention:  Jonathan Leff
Fax No. (212) 878-9361

David Hirsh                                  40                  110               $40,000              $110,000
College of Physicians and
Surgeons
Columbia University
630 West 168th Street, Rm 5-424
New York, NY 10032
Fax No.  (212) 305-7932



                                                   - - - - - - - -

                                           ADDITIONAL PURCHASERS (if any)

                                    Exhibit B

                          CERTIFICATE OF DESIGNATION OF
            THE SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

                                   [omitted]

                                    EXHIBIT C

                       FORM OF BAKER BOTTS L.L.P. OPINION

                                   [omitted]

                    SALE, ASSIGNMENT AND ASSUMPTION AGREEMENT
                    -----------------------------------------

     This Sale, Assignment and Assumption Agreement (this "Agreement"), by and among Warburg Pincus LLC, a New York limited liability company ("Assignor"), and Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("Assignee"), is made as of this 6th day of August, 2001.

     WHEREAS, as of the date hereof, Assignor has entered into that certain Stock Purchase Agreement, dated August 2, 2001 with Synaptic Pharmaceutical Corporation (the "Company") and the other Purchasers named therein (the "Purchase Agreement");

     WHEREAS, pursuant to the Purchase Agreement, Assignor has acquired ownership of 9,398 shares of the Company's Series B Convertible Preferred Stock (the "Securities") and has acquired further rights (including but not limited to the right to purchase 25,452 shares of the Company's Series C Convertible Preferred Stock) and is subject to obligations under the Purchase Agreement;

     WHEREAS, Assignee desires to purchase all of the Securities from Assignor and receive all of Assignor's right, title and interest in and to the Securities in the amounts and for the aggregate purchase price of $9,398,000, which Securities represent all of Assignor's holdings of securities of the Company as of the date hereof;

     WHEREAS, Assignor desires to sell the Securities and to assign all of its right, title and interest in and to the Securities to Assignee;

     WHEREAS, Assignor desires to assign all of its rights and obligations under the Purchase Agreement to Assignee, including without limitation Assignor's right to nominate directors to the Company's board of directors (the "Board Rights");

     WHEREAS, the Purchase Agreement expressly contemplates Assignor's assignment of its right, title and interest in and to the Securities and its rights under the Purchase Agreement to an affiliated fund managed by Assignor;

     WHEREAS, Assignee is an affiliated fund of Assignor managed by Assignor, and is therefore an expressly permitted assignee in respect of such rights and obligations; and

     WHEREAS, Assignee desires to assume all of Assignor's obligations under the Purchase Agreement;

     NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

     1. Purchase and Sale of Securities. Effective as of August 6, 2001 (the "Closing Date"), Assignor shall sell, convey, assign, transfer and deliver to Assignee, and Assignee shall purchase, acquire and accept from Assignor all of Assignor's right, title and interest in and to the Securities, which Securities represent all of Assignor's holdings of securities in the Company. Assignor and Assignee agree that the aggregate purchase price for the Securities shall be $9,398,000. Assignee shall pay the Purchase Price to Assignor on the Closing Date.

     2. Assignment. Assignor hereby (i) assigns, transfers and conveys to Assignee, absolutely and unconditionally, all of Assignor's right, title and interest in and to the Securities, and shall deliver an executed stock power in connection with such assignment and (ii) assigns to Assignee, absolutely and unconditionally, all of Assignor's rights under the Purchase Agreement, including without limitation the Board Rights.

     3. Assumption. Effective as of the Closing Date, Assignee hereby (a) accepts such assignments and (b) assumes all liabilities and obligations of Assignor now existing or that may arise from and after the Closing Date in respect of the Securities and the Purchase Agreement.

     4. Miscellaneous.

     (a) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which, taken together, shall constitute one and the same agreement.

     (b) Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within that jurisdiction without regard to principles of conflict laws.

     (c) Successor and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Assignor and Assignee and their respective successors and assigns.

     (d) Headings. The section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     (e) Amendment and Waiver. The provisions of this Agreement may be amended and waived only in a writing executed by Assignor and Assignee.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                            WARBURG PINCUS LLC

                                        By: /s/ Scott Arenare
                                            ------------------------------
                                             Name:  Scott Arenare
                                             Title: Vice President


                                        WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                                        By: Warburg, Pincus & Co., as general
                                            partner


                                        By: /s/ Jonathan Leff
                                            ------------------------------
                                             Name:  Jonathan Leff
                                             Title: Partner


                                       3